                                                                Exhibit 10.11(b)








                                   GOLDEN EAGLE

                                OPERATING AGREEMENT

                                      between

                         SANTA FE PACIFIC GOLD CORPORATION

                                        and

                               HECLA MINING COMPANY

                                 TABLE OF CONTENTS

  RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

  ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .    1

  ARTICLE  II   -  REPRESENTATIONS   AND  WARRANTIES;   TITLE  TO   ASSETS;
       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
       2.1  Capacity of Participants  . . . . . . . . . . . . . . . . . . .    5
       2.2  Indemnifications  . . . . . . . . . . . . . . . . . . . . . . .    6
       2.3  Record Title  . . . . . . . . . . . . . . . . . . . . . . . . .    7
       2.4  Joint Loss of Title . . . . . . . . . . . . . . . . . . . . . .    7

  ARTICLE III - NAME, PURPOSES AND TERM . . . . . . . . . . . . . . . . . .    8
       3.1  General . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
       3.2  Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
       3.3  Purposes  . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
       3.4  Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . .    9
       3.5  Effective Date and Term . . . . . . . . . . . . . . . . . . . .    9

  ARTICLE IV - RELATIONSHIP OF THE PARTICIPANTS . . . . . . . . . . . . . .    9
       4.1  No Partnership  . . . . . . . . . . . . . . . . . . . . . . . .    9
       4.2  Federal Tax Elections and Allocations . . . . . . . . . . . . .   10
       4.3  State Income Tax  . . . . . . . . . . . . . . . . . . . . . . .   10
       4.4  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . .   10
       4.5  Other Business Opportunities  . . . . . . . . . . . . . . . . .   10
       4.6  Waiver of Right to Partition  . . . . . . . . . . . . . . . . .   10
       4.7  Transfer or Termination of Rights to Properties . . . . . . . .   11
       4.8  Implied Covenants . . . . . . . . . . . . . . . . . . . . . . .   11
       4.9  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

  ARTICLE V - CONTRIBUTIONS BY PARTICIPANTS . . . . . . . . . . . . . . . .   11
       5.1  Contributions . . . . . . . . . . . . . . . . . . . . . . . . .   11
       5.2  Additional Cash Contributions . . . . . . . . . . . . . . . . .   12

  ARTICLE VI - INTERESTS OF PARTICIPANTS  . . . . . . . . . . . . . . . . .   12
       6.1  Initial Participating Interests . . . . . . . . . . . . . . . .   12
       6.2  Changes in Participating Interests  . . . . . . . . . . . . . .   12
       6.3  Voluntary Reduction in Participation  . . . . . . . . . . . . .   14
       6.4  Default in Making Contributions . . . . . . . . . . . . . . . .   15
       6.5  Elimination of Minority Interest  . . . . . . . . . . . . . . .   17
       6.6  Continuing   Liabilities  Upon   Adjustments  of  Participating
            Interests . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

  ARTICLE VII - MANAGEMENT COMMITTEE  . . . . . . . . . . . . . . . . . . .   19
       7.1  Organization and Composition  . . . . . . . . . . . . . . . . .   19









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

       7.2  Decisions . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       7.3  Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
       7.4  Action Without Meeting  . . . . . . . . . . . . . . . . . . . .   21
       7.5  Matters Requiring Approval  . . . . . . . . . . . . . . . . . .   21

  ARTICLE VIII - MANAGER  . . . . . . . . . . . . . . . . . . . . . . . . .   22
       8.1  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       8.2  Powers and Duties of Manager  . . . . . . . . . . . . . . . . .   22
       8.3  Standard of Care  . . . . . . . . . . . . . . . . . . . . . . .   27
       8.4  Resignation; Deemed Offer to Resign . . . . . . . . . . . . . .   28
       8.5  Payments to Manager . . . . . . . . . . . . . . . . . . . . . .   29
       8.6  Transactions With Affiliates  . . . . . . . . . . . . . . . . .   29
       8.7  Review of Accounting Procedure  . . . . . . . . . . . . . . . .   29

  ARTICLE IX - PROGRAMS AND BUDGETS . . . . . . . . . . . . . . . . . . . .   30
       9.1  Operations Pursuant to Programs and Budgets . . . . . . . . . .   30
       9.2  Types of Programs . . . . . . . . . . . . . . . . . . . . . . .   30
       9.3  Preparation, Presentation and Content of Programs and Budgets .   31
            (a)  Content of Programs  . . . . . . . . . . . . . . . . . . .   31
            (b)  Content of Budgets . . . . . . . . . . . . . . . . . . . .   31
            (c)  Initial Program and Budget . . . . . . . . . . . . . . . .   31
            (d)  Duration . . . . . . . . . . . . . . . . . . . . . . . . .   32
            (e)  Review . . . . . . . . . . . . . . . . . . . . . . . . . .   32
       9.4  Definition of Areas . . . . . . . . . . . . . . . . . . . . . .   32
       9.5  Submittal and Approval of Proposed Programs and Budgets . . . .   33
            (a)  Preparation and Submittal of Manager's Program and Budget    33
            (b)  Feasibility Study  . . . . . . . . . . . . . . . . . . . .   33
            (c)  Separate Mining Program  . . . . . . . . . . . . . . . . .   34
            (d)  Revision of Initial Program and Budget . . . . . . . . . .   35
       9.6  Election to Participate . . . . . . . . . . . . . . . . . . . .   35
            (a)  Deadline for Election  . . . . . . . . . . . . . . . . . .   35
            (b)  Contributions Schedule . . . . . . . . . . . . . . . . . .   35
       9.7  Subsequent Programs . . . . . . . . . . . . . . . . . . . . . .   36
       9.8  Budget Overruns; Program Changes  . . . . . . . . . . . . . . .   36
       9.9  Emergency Expenditures  . . . . . . . . . . . . . . . . . . . .   36
       9.10 Interim Program and Budget. . . . . . . . . . . . . . . . . . .   37
       9.11 Expenditures Following Designation of Second Production Area. .   37

  ARTICLE X - ACCOUNTS AND SETTLEMENTS  . . . . . . . . . . . . . . . . . .   37
       10.1 Monthly Statements  . . . . . . . . . . . . . . . . . . . . . .   37
       10.2 Cash Calls  . . . . . . . . . . . . . . . . . . . . . . . . . .   37
       10.3 Failure to Meet Cash Calls  . . . . . . . . . . . . . . . . . .   37
       10.4 Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

  ARTICLE XI - DISPOSITION OF PRODUCTION  . . . . . . . . . . . . . . . . .   38

       11.1 Taking in Kind  . . . . . . . . . . . . . . . . . . . . . . . .   38
       11.2 Failure to Take in Kind . . . . . . . . . . . . . . . . . . . .   39

  ARTICLE XII - WITHDRAWAL AND TERMINATION  . . . . . . . . . . . . . . . .   39
       12.1 Termination by Expiration or Agreement  . . . . . . . . . . . .   39
       12.2 Withdrawal  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
       12.3 Continuing Obligations  . . . . . . . . . . . . . . . . . . . .   41
       12.4 Disposition of Assets on Termination  . . . . . . . . . . . . .   41
       12.5 Transfer Covenants  . . . . . . . . . . . . . . . . . . . . . .   42
       12.6 Right to Data After Termination . . . . . . . . . . . . . . . .   42
       12.7 Continuing Authority  . . . . . . . . . . . . . . . . . . . . .   42

  ARTICLE XIII - AREA OF INTEREST . . . . . . . . . . . . . . . . . . . . .   43
       13.1 General . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
       13.2 Notice to Nonacquiring Participant  . . . . . . . . . . . . . .   43
       13.3 Option Exercised  . . . . . . . . . . . . . . . . . . . . . . .   44
       13.4 Option Not Exercised  . . . . . . . . . . . . . . . . . . . . .   44
       13.5 Lands Owned or Controlled by Hecla Within the Area of Interest    44

  ARTICLE XIV - ABANDONMENT AND SURRENDER OF PROPERTIES . . . . . . . . . .   46
       14.1 Surrender or Abandonment of Property  . . . . . . . . . . . . .   46
       14.2 Reacquisition . . . . . . . . . . . . . . . . . . . . . . . . .   46

  ARTICLE XV - TRANSFER OF INTEREST . . . . . . . . . . . . . . . . . . . .   47
       15.1 General . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
       15.2 Limitations on Free Transferability . . . . . . . . . . . . . .   47
       15.3 Preemptive Right  . . . . . . . . . . . . . . . . . . . . . . .   49
       15.4 Exceptions to Preemptive Right  . . . . . . . . . . . . . . . .   50

  ARTICLE XVI - CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . .   50
       16.1 General . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
       16.2 Exceptions  . . . . . . . . . . . . . . . . . . . . . . . . . .   51
       16.3 Press Releases  . . . . . . . . . . . . . . . . . . . . . . . .   51
       16.4 Duration of Confidentiality . . . . . . . . . . . . . . . . . .   52

  ARTICLE XVII - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . .   52
       17.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
       17.2 Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
       17.3 Modification  . . . . . . . . . . . . . . . . . . . . . . . . .   53
       17.4 Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . .   53
       17.5 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .   54
       17.6 Rule Against Perpetuities . . . . . . . . . . . . . . . . . . .   54
       17.7 Further Assurances  . . . . . . . . . . . . . . . . . . . . . .   55
       17.8 Survival of Terms and Conditions  . . . . . . . . . . . . . . .   55
       17.9 Entire Agreement; Successors and Assigns  . . . . . . . . . . .   55









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


       17.10     Memorandum . . . . . . . . . . . . . . . . . . . . . . . .   55
       17.11     Severability . . . . . . . . . . . . . . . . . . . . . . .   55
       17.12     Paragraph Headings . . . . . . . . . . . . . . . . . . . .   56
       17.13     Monetary Amounts . . . . . . . . . . . . . . . . . . . . .   56


                                     EXHIBITS

  EXHIBIT A:          Part I:  Properties and Title Exceptions
                 Part II: Area of Interest

  EXHIBIT B:          Accounting Procedures

  EXHIBIT C:          Insurance

  EXHIBIT D:          Net Smelter Returns Definition

  EXHIBIT E:          Initial Exploration Program and Budget

  EXHIBIT F:          Reporting and Inspection

                                OPERATING AGREEMENT


       THIS AGREEMENT is made effective as of September 6, 1996 between Santa Fe Pacific Gold Corporation, a Delaware corporation, ("Santa Fe") and Hecla Mining Company, a Delaware corporation ("Hecla").

                                     RECITALS

       A. Pursuant to the Earn-in Agreement dated September 6, 1996, Santa Fe has obtained a 75% undivided interest in the Joint Properties.

        B.  Hecla owns a 25% undivided interest in the Joint Properties.

       C. Santa Fe and Hecla wish to participate in the exploration, evaluation, development and mining of mineral resources within the Joint Properties, or hereafter within the Properties, all as provided in this Agreement.

       NOW,  THEREFORE,  in  consideration  of   the  covenants  and  agreements
  contained herein, Santa Fe and Hecla agree as follows:


                                     ARTICLE I

                                    DEFINITIONS

       1.1  "Accounting  Procedure" means the procedures set forth in Exhibit B.


       1.2 "Affiliate" means any person, partnership, joint venture, limited liability company, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Participant. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

       1.3  "Agreement"   means   this  Operating   Agreement,   including   all
  amendments and modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

       1.4 "Area" or "Areas" shall refer to one or more of the types of Areas as defined in Section 9.4.

       1.5  "Area of  Interest" means the area  described in Part II  of Exhibit
  A.

       1.6 "Assets" means the Properties, Products and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

       1.7 "Budget" means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made by the Participants.


       1.8 "Development" means preparation for the removal and recovery of Products, including drilling, test mining, mine feasibility studies, and other such work.

       1.9 "Development Program" means that type of Program defined in Section 9.2(b).

       1.10 "Earn-in Agreement" means the Amended and Restated Golden Eagle Earn-in Agreement to which this Operating Agreement was attached .

       1.11 "Effective Date" means the date set forth in the initial paragraph of this Agreement.

       1.12 "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

       1.13 "Exploration Area" means an area as defined in Section 9.4.

       1.14 "Exploration Program" means a Program as defined in Section 9.2(a).

       1.15 "Feasibility Study" means a study of the feasibility of developing and operating a mine on the Properties, including an analysis of economic, engineering, environmental, regulatory and other considerations, and containing the level of detail customary in the industry for a bankable feasibility study which may, if necessary, be presented to financial institutions for the purpose of seeking and ultimately obtaining financing for the development of a mine.

       1.16 "Hecla's Properties" means the properties described in Exhibit A to the Earn-in Agreement.

       1.17 "Initial Contribution" means that contribution each Participant has made as shown in Section 5.1.

       1.18 "Initial Feasibility Study" means the Feasibility Study delivered pursuant to Section 5.5 of the Earn-in Agreement.

       1.19 "Joint Account" means the  account maintained in accordance with the
  Accounting  Procedure  showing  the  charges  and   credits  accruing  to  the
  Participants.

       1.20 "Joint Properties" means the Properties defined as "Joint Properties" under the Earn-in Agreement and described in Part 1 of Exhibit A hereto which are to be jointly contributed by the Participants on the Effective Date hereof.

       1.21 "Management  Committee"  means   the  committee  established   under
  Article VII.

        1.22 "Manager" means the person or entity appointed under Article VIII to manage Operations, or any successor Manager.

        1.23 "Mining" means the mining, extracting, producing, handling, milling or other processing of Products.


        1.24 "Mining Program" means that type of Program defined in Section 9.2(c).

        1.25 "Net Smelter Returns" means certain amounts calculated as provided in Exhibit D, which may be payable to a Participant under Sections 6.4(b)(ii) and 6.5, and which may be taken in kind in accordance with the terms of Exhibit D.

        1.26 "Non-Consent Program" means a Program adopted by the Management Committee to which a Participant elects not to contribute.

        1.27 "Operations" means the activities carried out under this Agreement.

        1.28 "Participant" and "Participants" mean the persons or entities that from time to time have Participating Interests.

        1.29 "Participating Interest" means the percentage interest representing the operating interest of a Participant in Assets and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. However, following the designation of a Production Area pursuant to Section 9.4, there shall be two measures of Participating Interests: (1) Participating Interests in the Production Area, and (2) Participating Interests in the Exploration Area. Both measures shall
  be   concurrently   calculated   and   maintained   for    each   Participant.
  Participating Interests shall be calculated to three decimal places and rounded to two ( E.G., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down. The initial Participating Interests of the Participants are set forth in
  Section 6.1.

        1.30 "Prime Rate" means the interest rate quoted as "Prime" by the Chase Manhattan Bank, at its head office, as said rate may change from day to day (which quoted rate may not be the lowest rate at which the Bank loans funds).

        1.31 "Production Area" means any portion of the Properties segregated for either Mining or Development as provided in Section 9.4

        1.32 "Products" means all ores, minerals and mineral resources produced from the Properties under this Agreement.

        1.33 "Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

        1.34   "Properties"  means those interests in real property described in
  Part 1 of Exhibit A, any "Mineral Properties" as defined under the Earn-in Agreement and jointly contributed to the purposes of this Operating Agreement pursuant to Section 5.4 of the Earn-in Agreement, and all other interests in real property within the Area of Interest which are made subject to this Agreement pursuant to Article XIII.

        1.35 "Separate Mining Program" means a Program as defined in Section 9.5(c).

        1.36 "Transfer" means sell, grant, assign, lease, sublease, release, encumber, pledge or otherwise commit or dispose of.

        1.37 "Venture" means the business arrangement of the Participants under this Agreement.


                                    ARTICLE II

         REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNIFICATION

       2.1  CAPACITY OF PARTICIPANTS.   Each of the Participants  represents and
  warrants as follows:

            (a) that it is a corporation duly incorporated and in good standing in its place of incorporation and that it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

            (b) that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

            (c) that it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

            (d) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

       2.2 INDEMNIFICATIONS. Santa Fe shall be soley responsible for and shall indemnify, defend, and hold harmless Hecla and its directors, officers, employees, agents, attorneys, and Affiliates from and against any and all environmental and other liabilities, losses, claims, damages, costs, expenses (including without limitation any remediation or reclamation expenses, fine, penalties, judgments, litigation costs and attorneys' fees), enforcement activities and causes of action to the extent and only to the extent that they arise from Santa Fe's Earn-in Acitivites on or for the benefit of the Mineral Properties during the term of the Earn-in Agreement. Notwithstanding any provision of this Agreement to the contrary, Hecla shall be solely responsible for, and shall indemnify, defend, and hold harmless Santa Fe and its directors, officers, employees, agents, attorneys and Affiliates from and against, any and all environmental and other liabilities, losses, claims, demands, damages, costs, expenses (including without limitation any reclamation or remediation expenses, fines, penalties, judgments, litigation costs and attorneys' fees) enforcement actions and causes of action (whether or not pending, and including but not limited to those certain lawsuits known as Washington Wilderness, et al. vs. Hecla Mining Company, Cause No. 95CS233-FVS, Leo Orestad, et ux., et al. v. Hecla Mining Co., Cause No.
  95201356-7, and William G. Harmon v. Hecla Mining Co., Cause No. 95-2-00004-9), to the extent and only to the extent that they arise from the activities other than activities of Santa Fe, its agents or contractors, conducted at any time prior to the effective date of the Earn-in Agreement on the Properties or on lands owned or controlled as of the Effective

  Date by Hecla within the Area of Interest, or on nearby lands involved in Hecla's Republic Unit operations, regardless of whether such liability, loss, claim, demand, damage, cost, expense (including without limitation any reclamation and remediation expenses, fines, penalties, judgments, litigation costs and attorneys' fees) enforcement actions and causes of action arises or accrues before the effective date of the Earn-in Agreement, during the term of the Earn-in Agreement or this Agreement, or after termination or expiration of the Term of this Agreement for any reason. Notwithstanding any other provision of this Agreement, Hecla shall have the continuing right to access the Mineral Properties to perform such sampling, testing and reclamation or remediation activities as Hecla in its sole discretion and judgment deems necessary or convenient in order to perform its obligations pursuant to this Section 2.2. of this Agreement, and the Manager shall not unreasonably interfere with any of Hecla's activities associated therewith. In the event the Manager unreasonably prohibits Hecla's access to or activities on any parcel of lands for such purposes, the Participants shall thereby be deemed to assume, in proportion to their Participating Interests associated with such parcel, all of Hecla's obligations under this Section
  2.2 of this Agreement with respect to any such parcel of land; provided, the Manager shall have no right to exclude Hecla from lands that are not a part of or yet added to the Mineral Properties.

       2.3 RECORD TITLE. Each Participant shall have an undivided interest in the Properties equal to its Participating Interest as adjusted from time to time. Title to all other Assets shall be held in the name of the Manager for the benefit of the Participants in proportion to their Participating Interests as adjusted from time to time.

       2.4 JOINT LOSS OF TITLE. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Joint Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of a Participant shall be charged to that Participant.


                                    ARTICLE III

                              NAME, PURPOSES AND TERM

       3.1 GENERAL. Santa Fe and Hecla hereby enter into this Agreement for the purposes hereinafter stated, and they agree that all of their rights and all of the Operations on or in connection with the Properties shall be subject to and governed by this Agreement.

       3.2  NAME.   The name of this Venture shall  be the Golden Eagle Venture.
  The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

       3.3  PURPOSES.    This  Agreement  is  entered  into  for  the  following
  purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes:

            (a)  to conduct Exploration on the Properties.

            (b)  to  engage  in   Development  and  Mining  Operations   in  the
  Production Area specified in the Initial Feasibility Study.

            (c)  to  evaluate  the  possible  Development   and  Mining  of  the
  Properties,

            (d)  to  engage  in   Development  and  Mining  Operations   on  the
  Properties,

            (e) to engage in the storage, or removal and storage, of Products, to the extent permitted by Article XI, and

            (f) to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

       3.4  LIMITATION.   Unless the  Participants otherwise  agree in  writing,
  the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

       3.5 EFFECTIVE DATE AND TERM. The term of this Agreement shall be for twenty (20) years from the Effective Date and for so long thereafter as Products are produced from any of the Properties, unless the Agreement is earlier terminated as herein provided.


                                    ARTICLE IV

                         RELATIONSHIP OF THE PARTICIPANTS

       4.1 NO PARTNERSHIP. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. Each Participant shall indemnify, defend and hold harmless the other Participant, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities (including litigation costs and attorneys' fees) arising out of any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Participant, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

       4.2 FEDERAL TAX ELECTIONS AND ALLOCATIONS. The Participants agree that their relationship shall not constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended.

       4.3  STATE  INCOME  TAX.    The   Participants  also  agree  that   their
  relationship shall be treated for state income tax purposes in the same manner as it is for Federal income tax purposes.

       4.4  TAX  RETURNS.   Each  of the Parties shall  prepare and file any tax
  returns or other tax forms required for its interest in the Venture.

       4.5 OTHER BUSINESS OPPORTUNITIES. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of either Participant, and, except as otherwise provided in Section 12.5, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products or any other Participant's share of Products in any facility owned or controlled by such Participant.

       4.6  WAIVER OF RIGHT  TO PARTITION.   The Participants  hereby waive  and
  release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

       4.7 TRANSFER OR TERMINATION OF RIGHTS TO PROPERTIES. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

       4.8  IMPLIED  COVENANTS.   There are  no implied  covenants contained  in
  this Agreement other than those of good faith and fair dealing.

       4.9  EMPLOYEES.   Employees  of  the Manager  are not  and  shall not  be
  deemed employees of the non-managing Participant or of the Venture.


                                     ARTICLE V

                           CONTRIBUTIONS BY PARTICIPANTS

       5.1  CONTRIBUTIONS.

            (a)  Hecla,  as  its  initial contribution,  contributes  its entire interest in the Joint Properties and any Properties owned or controlled by Hecla and made subject to this Operating Agreement after the effective date , together with its entire interest in any Area of Interest Properties acquired after entry into this Operating Agreement, for the purposes of this Agreement. The value of Hecla's Initial Contribution shall be deemed to be the amount resulting from dividing Santa Fe's deemed Initial Contribution (as determined under Section 5.1(b)), by three (3).

            (b) Santa Fe, as its initial contribution, contributes its entire interest in the Joint Properties and any Properties owned or controlled by Santa Fe and made subject to this Operating Agreement after the effective date, together with its entire interest in any Area of Interest Properties acquired after entry in this Operating Agreement, to the purposes of this Agreement. The value of Santa Fe's initial contribution shall be deemed to be the total of all Earn-in Expenditures made by Santa Fe, plus $2,500,000.

       5.2  ADDITIONAL   CASH  CONTRIBUTIONS.    The  Participants,  subject  to
  Section 9.11 and any election permitted by Section 6.3, shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests in the affected Exploration or Production Area.


                                    ARTICLE VI

                             INTERESTS OF PARTICIPANTS

       6.1 INITIAL PARTICIPATING INTERESTS. The Participants shall have the following initial Participating Interests in all Assets:

                                Santa Fe  - 75%

                                Hecla -     25%

  Unless changed pursuant to other provisions of this Agreement, all costs and liabilities incurred in the Operations shall be borne and paid, and all Assets acquired and Products mined by the Operations shall be owned by the Participants in proportion to the above percentage Participating Interests.

       6.2 CHANGES IN PARTICIPATING INTERESTS. A Participant's Participating Interest shall be changed as follows:

            (a) Upon an election by a Participant pursuant to Section 6.3 to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest in the affected Exploration or Production Area; or

            (b) In the event of default by a Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke Section 6.4(b); or

            (c) Upon reduction of Participating Interest to less than 15% under Section 6.5; or

            (d) Transfer by a Participant of less than all its Participating Interest in accordance with Article XV; or

            (e) Acquisition of less than all of the Participating Interest of the other Participant, however arising.

        The Production Area specified in the Initial Feasibility Study and any additional Area or Areas designated as Production Area or Areas in accordance with Section 9.4, shall be treated separately for calculation of Participating Interests and the Participants' Participating Interests in that Area will be designated and calculated separately from the Participating Interests relating to the Exploration Area. The Manager hereby allocates the Participants' Initial Contributions to the Production Area specified in the Initial Feasibility Study. When an additional Area is initially designated as a Production Area, the Manager shall, no later than three months after the establishment of such Area by adoption of the Program, allocate a cost to such Area, which cost will be approximately equal to the aggregate of the amounts which in the reasonable opinion of the Manager have been expended on the lands that comprise such Area. The amount allocated shall be divided between the Participants in direct proportion to their respective
  Participating Interests in that Area's lands immediately preceding the allocation. All expenditure amounts not so allocated to the Production Area shall be deemed allocated to the Exploration Area. A Participant's Participating Interest in an Area designated as a Production Area shall be determined from amounts allocated thereto and amounts thereafter contributed pursuant to work programs and budgets for the Production Area. Participating Interests in such Production Area shall not be affected by changes in Participants' Participating

  Interests in the Exploration Area. A Participant's Participating Interest in the Exploration Area shall be based upon amounts contributed or deemed contributed to the Exploration Area, excluding amounts allocated to a Production Area.

       The Manager also shall, within three months after establishment of a Production Area, allocate all personal property owned by the Venture (and not previously allocated to a Production Area) to either the Production Area specified in the Initial Feasibility Study, the newly established Production Area or the Exploration Area, and thereafter the Participating Interests of the Participants in such personal property shall be equal to the Participants' respective Participating Interests in the relevant Area as adjusted from time to time.

       6.3  VOLUNTARY REDUCTION IN PARTICIPATION.

            (a) Pursuant to Section 9.6, a Participant may elect to limit its contributions to an adopted Program and Budget to some lesser amount than its Participating Interest share of program expenditures in the affected Exploration or Production Area, or (2) elect to make no contribution.

            (b) If a Participant elects to contribute to an adopted Program and Budget in some amount less than its Participating Interest in the relevant Exploration or Production Area, or not to contribute at all, then the Participating Interest of each Participant in the relevant Area shall be recalculated at the time of election by dividing: (i) the sum of (1) the agreed value of the Participant's initial contribution, apportioned to such Area pursuant to Sections 5.1 and 6.2, plus (2) the total of the Participant's prior contributions to such Area under Section 5.2 or allocated to such Area under Section 6.2, plus (3) the amount, if any, which the Participant has elected to contribute to the adopted Program and Budget; by
  (ii) the sum of (1), (2) and (3) above for all Participants; and then multiplying the result by one hundred.

            (c)  If  the  consenting Participant(s)  in  a  Non-Consent  Program fail(s) to spend at least 90% of the Budget associated with the relevant Program, then the non-consenting Participant shall be entitled, within 30 days of being notified of completion of the reduced Program, to pay its share of the expenditures actually made by the consenting Participant and thereby maintain its Participating Interest in the affected Area. If the non-consenting Participant fails to contribute within such 30 day period, its Participating Interest shall be reduced in accordance with the foregoing provisions.

       6.4  DEFAULT IN MAKING CONTRIBUTIONS.

            (a) If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget to which that Participant has elected to contribute under Section 9.6, the non-defaulting Participant may advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in
  Section 10.3. The failure to repay said loan upon demand shall be a default. Each Participant hereby grants to the other a lien upon its interest in the Properties and a security interest in its rights under this Agreement and in its Participating Interest in other Assets, and the proceeds therefrom, to secure any loan made hereunder, including interest thereon, reasonable attorneys fees and all other reasonable costs and expenses incurred in recovering the loan with interest and in enforcing such lien or security interest, or both. A non-defaulting Participant may elect the applicable remedy under this Section 6.4(a) or under 6.4(b), or, to the extent a Participant has a lien or security interest under applicable law, it shall be entitled to its rights and remedies at law and in equity. All such remedies shall be cumulative. The election of one or more remedies shall not constitute a wavier of the right to elect any other remedies. At any time at the request of either Participant, the Participants shall prepare, execute and deliver and file or record such instrument or instruments as are necessary to perfect such liens and security interests. Each Participant hereby irrevocably appoints the other its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions of this Section 6.4(a).

            (b) The Participants acknowledge that if a Participant defaults in making a contribution, or a cash call, or in repaying a loan, as required hereunder, it will be difficult to measure the damages resulting from such default. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within 60 days after notice to the defaulting Participant of such default, elect one of the following remedies by giving notice to the defaulting
  Participant:

                 (i) For a default relating exclusively to an Exploration Program and corresponding Budget, the non-defaulting Participant may elect to have the defaulting Participant's Participating Interest in the Exploration Area permanently reduced as provided in Section 6.3(b), and further reduced by multiplying the result by 90%. Amounts treated as a loan pursuant to Section 6.4(a) and interest thereon shall be included in the calculation of the defaulting Participant's reduced Participating Interest. The non-defaulting Participant's Participating Interest in the Exploration Area shall, at such time, become the difference between 100% and the further reduced Participating Interest. Such reductions shall be effective as of the date of the default.

                 (ii) For a default relating to a Development or Mining Program and corresponding Budget, at the non-defaulting Participant's election, the defaulting Participant shall be deemed to have withdrawn from the relevant Production Area under Section 12.2, and its Participating Interest in the Production Area shall be converted to a Net Smelter Returns ("NSR") interest based upon the appropriate NSR interest determined pursuant to Section 6.5, except that the NSR percentage as determined pursuant to Section 6.5 shall be reduced by one-half (i.e., a 3% NSR shall be a 1.5% NSR and a 1% NSR shall be a 0.5% NSR), and the defaulting Participant shall have the opportunity to receive only such NSR on Products, if any, from the Production Area as defined at the time of the default until such time as the defaulting Participant has received an amount equal to its contributions to such Production Area. The defaulting Participant shall thereafter have no further right, title or interest in the relevant Production Area.

       6.5  ELIMINATION OF MINORITY INTEREST.

            (a)  Upon the  reduction of  a Participant's Participating  Interest in an Exploration Area or Production Area to less than 15%, the Participant's Participating Interest in that Area shall be converted as follows: (1) to a 3% Net Smelter Returns interest on Products, if any, produced from Properties in such Area that are held as an undivided fee simple estate (including patented mining claims) with no production or other type of royalty, overriding royalty, advance royalty or rental obligation that existed, or was contemplated by agreement to arise in the future, as of the effective date of the Earn-in Agreement, and/or (b) to a 1% Net Smelter Returns interest on Products, if any, produced from all other Properties in such Area. Such Participant shall be deemed to have transferred to the remaining Participant its Participating Interest in the relevant Area, but this transfer will not include its Participating Interest in the remainder of the Properties. Such transfer will be without cost and free and clear of royalties, liens, or other encumbrances arising by, through or under such transferring Participant, except those royalties and other exceptions to title described in Part 1 of Exhibit A (if any), Section 6.4, this Section 6.5, and those other interests and exceptions to which both Participants have given their written consent after the date of this Agreement. The transferring Participant shall execute and deliver all instruments as may be necessary to effect the transfer of its Participating Interest in the relevant Area. The transfer under this Section 6.5(a) shall not relieve the transferring Participant of its share of liabilities to third persons (whether such accrued before or after such transfer) arising out of Operations conducted on the relevant Area prior to the transfer. The transferring Participant's share of such liability shall be equal to its Participating Interest in the relevant Area at the time such liability was incurred.

            (b)  Subject to  Section 15.2(k), the  Net Smelter Returns  interest
  provided  under  this   Section  6.5  shall  be  freely  transferable  by  the
  Participant receiving it notwithstanding any other provisions of this Agreement, and it shall be binding upon and inure to the benefit of the Participants and their respective successors and assigns.

       6.6 CONTINUING LIABILITIES UPON ADJUSTMENTS OF PARTICIPATING INTERESTS. No reduction of a Participant's Participating Interest under this Article VI shall relieve such Participant of its share of any reclamation or other liability arising out of Operations conducted prior to such reduction, whether it accrues before or after such reduction, whether it was known or unknown at that time, and whether it becomes an enforceable right before or after such reduction. For purposes of this Article VI, such Participant's share of such liability shall be equal to its Participating Interest in the relevant Exploration or Production Area at the earliest time such liability, or condition giving rise to such liability, was created or incurred. The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant's Participating Interest shall be free of royalties, liens or other encumbrances arising by, through or under such other Participant, other than those existing at the time of entry into this Agreement or those to which both Participants have given their written consent. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest in each Exploration and Production Area shall be shown in the books of the Manager. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments reasonably necessary to evidence such adjustment, or to grant or confirm a Net Smelter Returns interest arising under this Article VI, in form sufficient for recording in the jurisdiction where the Properties are located.


                                    ARTICLE VII

                               MANAGEMENT COMMITTEE

       7.1 ORGANIZATION AND COMPOSITION. The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two member(s) appointed by Hecla and two member(s) appointed by Santa Fe. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Participant prior to the meeting at which the member is to act.

       7.2  DECISIONS.

            (a)  Each Participant,  acting through its  appointed members, shall have one vote on the Management Committee. The votes shall be weighted according to each Participant's Participating Interest in the relevant Exploration or Production area, and decisions shall be made by a majority vote. In case of a deadlock on a proposed Program and Budget or on any other management matters relating to this Agreement or the Golden Eagle Venture that require a majority approval of the Management Committee, the Manager shall make the final decision.

            (b)  Notwithstanding   the   provisions  of   Section   7.2(a),  the
  following decisions shall require unanimous approval of the Participating Interests in the relevant Exploration or Production Area.

                 (i) Conduct of any business unrelated to Exploration, Mining, or Development;

                 (ii) Institution of litigation, arbitration or settlement of any dispute except for disputes involving less than $200,000;

                 (iii)     Borrowing  or  entering  into  any   form  of  credit
       arrangement which involves the pledge of all or part of non-Manager's Participating Interest;

                 (iv) Acquisition or disposition of Assets valued at over $200,000; and

                 (v) Cessation of or material reduction in Operations, except as provided in Section 17.4.

                 (vi) Change of tax partnership status of the Venture from that specified in Sections 4.2 and 4.3.

                 (vii) An increase in the capital expenditures contemplated in the Initial Feasibility Study by more than 25%.

       7.3 MEETINGS. The Management Committee shall hold regular meetings at least quarterly at a place to be designated by the Manager, or at other mutually agreed places. The Manager shall give 30 days notice to the Participants of such regular meetings. Additionally, either Participant may call a special meeting upon 15 days notice to the Manager and the other Participant. In case of emergency, reasonable notice of a special meeting to consider the emergency matter only shall suffice. There shall be a quorum if at least one member representing each Participant is present in person or by conference telephone; provided, however, that if a quorum is not present, those members in attendance may adjourn the meeting to the same time and place seven days later, and provided further that a quorum shall be deemed present at the adjourned meeting if at least one Participant is represented. Each notice of a regular meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered in any type of meeting with the consent of all Participants. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within 10 days after the meeting. The minutes, when signed by all Participants, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Participants. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost. All other costs of attendance shall be paid by the Participants individually.

       7.4 ACTION WITHOUT MEETING. In addition to or in lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Participants.

       7.5  MATTERS REQUIRING  APPROVAL.   Except as otherwise  delegated to the
  Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

                                   ARTICLE VIII

                                      MANAGER

       8.1  APPOINTMENT.    The Participants  hereby  appoint  Santa Fe  as  the
  Manager with  overall  management responsibility  for  Operations.   Santa  Fe
  hereby agrees to serve until it resigns as provided in Section 8.4.

       8.2 POWERS AND DUTIES OF MANAGER. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers, duties and obligations which shall be discharged in accordance with adopted Programs and
  Budgets:

            (a) The Manager shall manage, direct and control Operations and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article IX.

            (b) The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

            (c) The Manager shall: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

            (d)  The Manager  shall:   (i)  make  or  arrange for  all  payments
  required by leases, subleases, surface use agreements, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income; and (iii) do all other acts reasonably necessary to maintain the Assets. The Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges.

            (e) The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with applicable federal, state and local laws and regulations; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations. Except in cases of gross negligence or willful misconduct, the Manager shall not be in breach of this provision if a violation has occurred, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties. Manager shall be solely responsible for fines and penalties paid to cure or dispose of a violation caused by Manager's gross negligence or willful misconduct.

            (f) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of $200,000 in cash or value.

            (g) The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit C.

            (h)  The Manager may dispose of Assets, whether by
  abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article
  XIV. However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of $50,000; (ii) enter into any sales contracts or commitments for Product; (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

            (i)  The   Manager  shall   have  the   right  to   carry   out  its
  responsibilities   hereunder  through   agents,   Affiliates  or   independent
  contractors.

            (j) The Manager shall perform or cause to be performed during the term of this Agreement all assessment and other work or pay fees or rental payments required by law in order to maintain any unpatented mining claims that are included in the Properties. The Manager shall have the right to perform any  assessment  work  pursuant  to  a  common  plan  of  Exploration,
  Development or Mining, and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that work performed by the Manager does not constitute required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that any work done is in accordance with the adopted Program and Budget. The Manager shall timely record with the appropriate county and file with the appropriate United States agency, affidavits in proper form attesting to the performance of assessment work or notices of intent to hold in proper form, and allocating therein, to or for the benefit of each claim, at least any minimum amount, if any, required by law to maintain such claim or site.

            (k)  If authorized  by the  Management Committee,  the Manager  may:
  (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted.

            (l) The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

            (m) The Manager shall keep each Participant on the Management Committee advised of all Operations by submitting to each the data and information described in Exhibit F attached hereto within a reasonable time after such data and information is acquired by the Manager. At all reasonable times the Manager shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect, audit and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations that has not been provided pursuant to Exhibit F; such information will be provided to the Management Committee at the cost of the Venture and if additional copies are required by a Participant, they will be paid for by that Participant. In addition, the Manager shall allow the non-managing Participant, at the latter's sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations.

            (n) The Manager shall prepare or have prepared and submit to the Management Committee a report containing a description and analysis of the methods and costs and all other relevant aspects of reclaiming the Properties pursuant to the requirements of applicable laws, rules and regulations governing the reclamation of the Properties, the purpose of which shall be to establish a fund to finance costs and expense anticipated to be incurred in connection with the reclamation or reclamation bonding of the Properties. The Management Committee shall determine, based upon the reclamation report, the total cost, including capital budget, which the Management Committee reasonably estimates will be required to reclaim the Properties, including a schedule of the timing of the capital requirements for such purpose, and shall promptly establish a reclamation fund to meet such capital requirements and any bonding or financial assurance requirements. The reclamation fund shall be funded by contribution of the Participants, in proportion to their Participating Interest in the area or areas to which the reclamation fund relates, in such amounts and at such times as the Management Committee shall determine. The amounts determined by the Management Committee for Purposes of funding the reclamation fund shall be included in the applicable Programs and Budgets for the related periods. Any unused portion of a reclamation fund remaining after reclamation of the area or areas to which the reclamation fund relates shall be distributed to the Participants in the same proportion as their respective contributions to the reclamation fund; provided, however, that a Participant's right to such distribution, if any, shall only apply so long as the Participant retains a Participating Interest in the area or areas to which the reclamation fund relates.

            (o) The Manager may conduct environmental audits or reviews on an annual or as needed basis, and the cost and expense of such audits or reviews shall be charged to the joint account and shall be borne by the Participants proportionately based on their Participating Interest at the time of the audit or review.

            (p) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

       The Manager shall not be in default of any duty under this Section 8.2 if its failure to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

       8.3 STANDARD OF CARE. The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, subleases, licenses, permits, plans of operation, contracts and other agreements pertaining to Assets. The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage or loss to the Venture except to the extent caused by or attributable to the Manager's wilful misconduct or gross negligence.

       8.4 RESIGNATION; DEEMED OFFER TO RESIGN. The Manager may resign upon 3 months' prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within 30 days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant, if at all, within 90 days following such deemed offer:

            (a) The Participating Interest of the Manager with respect to any Exploration Area or Production Area becomes less than that of another Participant; or

            (b) The Manager fails to perform or in good faith commence a material obligation imposed upon it under this Agreement and action to cure said failure is not initiated within 60 days after notice from the other Participant demanding performance; or

            (c) The Manager fails to pay or contest in good faith its bills within 60 days after they are due; or

            (d) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

            (e) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its or Venture debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

            (f) Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

       8.5  PAYMENTS  TO MANAGER.    The Manager  shall  be compensated  for its
  services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

       8.6 TRANSACTIONS WITH AFFILIATES. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable to the Venture than would be the case in arm's-length transactions.

       8.7 REVIEW OF ACCOUNTING PROCEDURE. It is the intent of the Manager and the Participants that the Manager shall not lose or profit by reason of its duties and responsibilities as Manager. The Accounting Procedure attached as Exhibit B shall be reviewed by the Management Committee upon the request of the Manager or any Participant to assure that the Manager (directly or through its Affiliates) does not make a profit or suffer a loss from serving as Manager. The Management Committee shall, in good faith, endeavor to agree on modifications to the Accounting Procedure that will remedy any alleged unfairness or inequity.

                                    ARTICLE IX

                               PROGRAMS AND BUDGETS

       9.1  OPERATIONS  PURSUANT TO  PROGRAMS  AND  BUDGETS.   Unless  otherwise
  provided herein, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets.

       9.2  TYPES OF  PROGRAMS.      Four  general  types  of  Programs  may  be
  proposed:   Maintenance Programs,  Exploration Programs,  Development Programs
  and Mining Programs.

            (a)  A  "Maintenance  Program"  shall  be   a  program  designed  to
  maintain the Joint Property until such time as an Exploration Program, Development Program or Mining Program may be proposed and adopted.

            (b) An "Exploration Program" shall be a Program conducted within an Exploration Area, and it shall include but not be limited to geological mapping, geochemical sampling, geophysical surveys, drilling and other such work expended to ascertain the existence, location, quantity, and quality of deposits of Products on the Properties.

            (c) A "Development Program" shall be a Program conducted within a Production Area that shall include but not be limited to drilling, test mining, preparing any Feasibility Study other than the Initial Feasibility Study, and other such work in preparation for the removal and recovery of Products on the Properties, but does not encompass, by itself, construction, operation, maintenance, and attendant activities designed to bring a Mine on any of the Properties into production in reasonable commercial quantities.

            (d) A "Mining Program" shall be a Program conducted within a Production Area that is designed to bring a Mine into production in reasonable commercial quantities, and that provides for its subsequent operation. It shall include but not be limited to engineering and design work, and work expended toward development of deposits of Products, as well as construction, operation, maintenance, mine expansions and attendant activities.

       9.3  PREPARATION, PRESENTATION AND CONTENT OF PROGRAMS AND BUDGETS.

            (a) CONTENT OF PROGRAMS. Proposed Programs and Budgets shall be prepared by the Manager. Each Program shall be accompanied by and include a corresponding Budget and shall designate precisely the area on which Operations are to be performed, describe work to be performed, and state the estimated period of time required to perform the work. Each Program shall state whether it is an Exploration Program, Development Program or Mining Program. Each Development or Mining Program shall designate the Production Area to which it relates.

            (b) CONTENT OF BUDGETS. Each Budget shall be prepared in reasonable detail and shall set forth each expenditure of $20,000 or more for a budgeted item which, under generally accepted accounting treatment, would be capitalized. Each Budget for an Exploration Program, as near as is practicable, shall show the estimated expenditures for each calendar quarter covered by the Budget period. Each Budget for any Development or Mining Program, as near as is practicable, shall show the estimated expenditures for each month covered by the Budget period.

            (c) INITIAL PROGRAM AND BUDGET. Any other provision of this Agreement notwithstanding, Santa Fe shall have no obligation to propose a Program and Budget other than for a Maintenance Program. The initial Program and Budget proposed following contribution of the Mineral Properties shall be
  (i) supplied by  the Manager; (ii) based  upon the Initial Feasibility  Study;
  (iii) propose a Development and Mining Program for the Production Area specified therein; (iv) commenced on the effective date of this Agreement, and (v) incorporated herewith as Exhibit E.

            (d) DURATION. A Maintenance Program need not be for any specific duration but shall not exceed a period of six years. An Exploration Program and Budget is anticipated to be for a period of one calendar year. A Development or Mining Program and Budget is anticipated to extend for a period of at least one year, but may extend for such longer period as is reasonably necessary to complete the Program. It is anticipated that only one Program will be carried out at a time within each Exploration or Production Area.

            (e)  REVIEW.    Each  adopted  Program  and  Budget,  regardless  of
  length, shall be reviewed at least once a year at a regular meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least 2 months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Participants.

       9.4 DEFINITION OF AREAS. There are two types of Areas: a single Exploration Area and one or more Production Area. The Exploration Area shall consist of all of the Properties that have not been designated as a Production Area. A Production Area shall be that portion of the Properties designated in a Feasibility Study and other portions of the Properties that may be so designated by either a Development Program or a Mining Program. A Production Area shall be segregated from the Exploration Area for Development or Mining, and shall not encompass an area greater in size than is reasonably necessary to carry out the Program. Upon designation of a Production Area, the Manager will allocate costs and personal property to the Area pursuant to
  Section 6.2 within three months. Also, such Area shall thereafter be treated separately as to reports, accounting, expense records, and Participating Interests; it shall be subject to this

  Agreement as a separate unit for accounting, operating, and other purposes. No more than one Program may be adopted and concurrently carried out by the Management Committee for all or any part of a designated Production Area.

       9.5  SUBMITTAL AND APPROVAL OF PROPOSED PROGRAMS AND BUDGETS.

            (a) PREPARATION AND SUBMITTAL OF MANAGER'S PROGRAM AND BUDGET. At least two months prior to implementation of a Program and Budget, Manager shall prepare and submit a proposed Program and Budget to the Management Committee. Within thirty days after Manager submits a proposed Program and Budget to the Management Committee, the non-managing Participant shall submit to the Management Committee:

                 (i) Notice that the non-managing Participant approves of the Program and Budget; or

                 (ii) Proposed modifications of the proposed Program and Budget, which shall include detailed specific objections regarding the proposed Program and Budget.
  If a non-managing Participant fails to give either of the foregoing responses within the allotted time, the failure shall be deemed a disapproval by the non-managing Participant of the Manager's proposed Program and Budget. If a non-managing Participant makes a timely submission to the Management Committee pursuant to Section 9.5(a)(ii), then the Management Committee shall within the following 30 days meet to consider the proposed Program and Budget and proposed modifications. At that meeting, the Management Committee shall seek to develop a Program and Budget acceptable to both the Participants. In the event of a deadlock, the Manager shall make the final determination as to the Program and Budget.

            (b) FEASIBILITY STUDY. Any Participant may propose to the Management Committee at any time that a Feasibility Study, in addition to the Initial Feasibility Study, evaluate the feasibility of opening or expanding a mine on a particular area of the Properties be conducted on behalf of the Venture. If the Management Committee does not approve of the preparation of such Feasibility Study, then the Participant proposing it may cause such Feasibility Study to be prepared at its sole expense. Promptly upon completion of the Feasibility Study, the Participant preparing it shall present it to the Management Committee for evaluation. If a Separate Mining Program, as defined in Section 9.5(c), or Mining Program is then adopted, based primarily on the Feasibility Study, any Participant that did not contribute to the costs of preparing the Feasibility Study, shall either reimburse the Participant who prepared the Feasibility Study in proportion to the Participating Interest in the relevant Production Area of the non-preparing Participant plus an additional penalty of fifteen percent (15%) of the amount of such reimbursement, or be diluted in a like amount in accordance with Section 6.3(b).

            (c) SEPARATE MINING PROGRAM. After completion of a Feasibility Study, if the Manager does not propose a Mining Program for the relevant Production Area upon the expiration of the current Program, or if the Manager proposes a Mining Program but it is not adopted in the first vote by the Management Committee on such proposal, then the non-managing Participant may propose a Mining Program for the relevant Production Area, to be considered by the Participants in accordance with the procedures set forth in Section 9.5(a). If that Mining Program is not adopted by the Management Committee, then the non-managing Participant may elect by written notice to the Management Committee to conduct its Mining Program as a Separate Mining
  Program. The other Participants (including the Manager) shall then elect whether to contribute to the Separate Mining Program in accordance with the procedure set forth in Section 9.6, and their respective Participating Interests in the relevant Production Area shall be calculated in accordance with Section 6.3.

            (d) REVISION OF INITIAL PROGRAM AND BUDGET. Following commencement of the Initial Program and Budget associated with the Initial Feasibility Study, Santa Fe may revise such Initial Program and Budget. If the revision would increase the capital expenditures contemplated in the Initial Feasibility Study by more than 25%, the revision shall be treated as a proposal requiring a unanimous decision of the Management Committee as provided in Section 7.2(b)(vii). If the revision would increase the capital expenditures contemplated in the Initial Feasibility Study by 25% or less, Hecla may elect to participate in the additional capital expenditures, or to participate only to the extent of its participation as originally elected for the Initial Program and Budget (in which case it shall be subject to dilution based upon its election not to contribute to the additional capital expenditures under the revision).

       9.6  ELECTION TO PARTICIPATE.

            (a) DEADLINE FOR ELECTION. By notice to the Management Committee within 20 days after the adoption of a Program and Budget, a Participant may elect to contribute to such Program and Budget in some lesser amount than its Participating Interest in the relevant Area, or not to contribute at all, in which cases its Participating Interest in the relevant area shall be recalculated as provided in Section 6.3. If a Participant fails to make such an election within the 20 days, the Participant shall be deemed to have elected not to contribute to such Program and Budget in proportion to its Participating Interest in the relevant Area as of the beginning of the period covered by the Program and Budget.

            (b) CONTRIBUTIONS SCHEDULE. Contributions for an Exploration Program shall be made at the beginning of each calendar quarter of the Budget period. Contributions for a Development or Mining Program shall be made at the beginning of each month of the Budget period. An election to contribute to a Program may not be changed or modified as to a Participant's percentage contribution during the course of the Program.

       9.7 SUBSEQUENT PROGRAMS. A subsequent Program relating to an Area for which a prior Program has been adopted under the provisions of this Article IX may be proposed and conducted pursuant to this Agreement. A Participant may participate in any subsequent Program at the level of the Participant's Participating Interest in that Area unless the Participant's Participating Interest has been converted to a Net Smelter Returns Interest pursuant to
  Section 6.5.

       9.8 BUDGET OVERRUNS; PROGRAM CHANGES. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than 15%, then the excess over 15%, unless directly caused by an emergency expenditure made pursuant to Section 9.9 or unless otherwise unanimously authorized by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests. Budget overruns of 15% or less shall be borne by the Participants in proportion to their respective Participating Interests in the affected Area as of the time the overrun occurs.

       9.9 EMERGENCY EXPENDITURES. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Manager shall promptly notify the Participants of the emergency expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests in the affected Area at the time the emergency expenditures are incurred.

       9.10 INTERIM PROGRAM AND BUDGET. If the Management Committee for any reason has failed to have adopted a Program and Budget to succeed an expiring or completed prior Program and Budget, the Manager shall continue operations at levels necessary to maintain the Assets and to comply with any and all legal obligations of the Venture.

       9.11 EXPENDITURES FOLLOWING DESIGNATION OF SECOND PRODUCTION AREA. Notwithstanding any other provision of this Agreement, after the designation of a second Production Area, Santa Fe shall pay the first $3,000,000 of
  Hecla's obligations hereunder for any Program and Budget covering such Production Area. Santa Fe shall be entitled to recoup the entire $3,000,000 from Hecla's share of any proceeds from Products from such Production Area.


                                     ARTICLE X

                             ACCOUNTS AND SETTLEMENTS

       10.1 MONTHLY STATEMENTS. The Manager shall promptly submit to the Management Committee monthly statements of accounts reflecting in reasonable detail the charges and credits to the Joint Account during the preceding month.

       10.2 CASH CALLS. On the basis of the adopted Program and Budget, the Manager may submit to each Participant prior to the last day of each month, a billing for estimated cash requirements for the next month. Within 10 days after receipt of each billing, each Participant shall advance to the Manager its proportionate share of the estimated amount. Time is of the essence of payment of such billings. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts in a bank to be selected by the Management Committee, for the benefit of the Joint Account.

       10.3 FAILURE TO  MEET CASH CALLS.  A Participant  that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to 3 percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum permitted by law. The non-defaulting Participant shall have those rights, remedies and elections specified in
  Section 6.4.

       10.4 AUDITS. Upon request made by any Participant within 24 months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 24 months after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3 month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of certified public accountants selected by the Manager.


                                    ARTICLE XI

                             DISPOSITION OF PRODUCTION

       11.1 TAKING IN KIND. Unless otherwise provided herein, each Participant hereto owning a Participating Interest shall on a monthly basis, take in kind or separately dispose of its share of the Products produced from the Properties. That share shall be defined by the Participant's Participating Interest in the Production Area from which the Products are produced. Risk of loss of any Products held for each Participant's respective account shall be borne by such Participant, provided that such loss is not caused by the Manager's gross negligence, intentional misconduct, or bad faith. Each Participant shall take possession of such Products at the mine site or the depository where held after all processing, smelting and/or refining of the

  Products is completed, and will thereafter bear the responsibilities and costs of transportation, security and related expenses, and shall, at its own expense, construct, operate and maintain any facilities necessary to receive, store and dispose of its share of production.

       11.2 FAILURE TO TAKE IN KIND. If a Participant fails to take in kind or separately dispose of its share of Products as required by Section 11.1 after 10 days notice by the Manager, the Manager may either charge the delinquent Participant 150% of the cost and expense of storing such Products or the Manager may act as the delinquent Participant's agent to have an independent contractor remove the Products and store them for the delinquent Participant's account.


                                    ARTICLE XII

                            WITHDRAWAL AND TERMINATION

       12.1 TERMINATION BY EXPIRATION OR AGREEMENT. This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by written agreement. At any time after any consecutive six year period during which operations hereunder are conducted solely pursuant to Maintenance Program(s) or Exploration Program(s), or a combination thereof, as defined under Section 9.2, Santa Fe may, at its sole election and for any reason, terminate this Agreement by providing written notice to Hecla. Upon any termination by written agreement or any termination pursuant to the immediately preceding sentence, the parties shall, unless otherwise agreed to in writing as part of a termination agreement, retain undivided interests in the Properties located within each Area in proportion to the parties' Participating Interest in each such Area. Prior to September 6, 2002, neither Participant shall have the right unilaterally to terminate this Agreement; provided, however, if termination results at any time after the Effective Date pursuant to the withdrawal provisions of Section 12.2, then the withdrawing Participant shall convey its interests to the other Participant in accordance with Section 12.2(b).


       12.2 WITHDRAWAL.

            (a) A Participant may withdraw as a Participant from an Exploration or Production Area in any of three ways. First, a Participant at any time may withdraw voluntarily by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget for the relevant Area or at least 30 days after the date of the notice ("voluntary withdrawal"). Second, if a Participant fails to make a contribution under Section 6.4(b)(ii), upon election pursuant to that Section, it will be deemed to have withdrawn from the relevant Area. Third, if a Participant allows its Participating Interest in an Exploration or Production Area to be reduced to less than 15% under
  Section 6.5, then it will be deemed to have withdrawn from the relevant Area.

            (b) Upon withdrawal from an Exploration or Production Area, this Agreement shall terminate with respect to such Area and the withdrawing Participant shall be deemed to have transferred to the remaining Participant its Participating Interest in the relevant Area, without cost and free and clear of royalties, liens or other encumbrances arising by, through or under such withdrawing Participant, except those royalties and other exceptions to title described in Part 1 of Exhibit A, Section 6.4(b)(ii) and Section 6.5, and those other interests and exceptions to which both Participants have given their written consent after the date of this Agreement. The withdrawing Participant shall execute and deliver all instruments as may be necessary to effect the transfer of its Participating Interest in the relevant Area. Any withdrawal under this Section 12.2 shall not relieve the withdrawing Participant of its share of liabilities to third persons (whether such accrues before or after such withdrawal) arising out of Operations conducted hereunder within the relevant Area prior to such withdrawal. For purposes of this Section 12.2, the withdrawing Participant's share of such liabilities shall be equal to its Participating Interest in the relevant Area where the liability was incurred at the earliest time such liability was created or incurred.

       12.3 CONTINUING  OBLIGATIONS.   On termination  of  this Agreement  under
  Section 12.1 with respect to an Area, or with respect to both Areas, as the case may be, the Participants shall remain liable for continuing obligations hereunder until final settlement of all accounts. Such continuing obligations include liability for all amounts chargeable with respect to any Budget to which the withdrawing Participant is committed, including costs incurred pursuant to such Budget after the effective date of withdrawal but not in excess of the most recent cost estimates committed to, or approved by, such withdrawing Participant. The withdrawing Participant shall also remain liable for any liability arising out of Operations conducted on the relevant Area or Areas prior to the withdrawal, whether the liability accrues before or after such withdrawal from the relevant Area or Areas.

       12.4 DISPOSITION OF ASSETS ON TERMINATION. Promptly after termination of this Agreement under Section 12.1 with respect to all Properties, the Manager shall take all action necessary to wind up the activities of the
  Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. The Assets shall first be paid, applied, or distributed in satisfaction of all liabilities of the Venture to third parties and then to satisfy any debts, obligations, or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Manager shall have the right to segregate amounts which, in the Manager's reasonable judgment, are necessary to discharge continuing obligations or to purchase for the account of Participants, bonds or other securities for the performance of such obligations. The foregoing shall not be construed to include the repayment of any Participant's capital contributions or Capital Account balance. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) to the Participants. No Participant shall receive a distribution of any interest in Products or proceeds from the sale thereof if such Participant's Participating Interest therein has been terminated pursuant to this Agreement.

       12.5 TRANSFER  COVENANTS.    A Participant  that  withdraws  pursuant  to
  Section 12.2, is a "withdrawing Participant" as the term is used in this Section. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, acquires any interest from a third party within the Area of Interest for twelve (12) months after the effective date of withdrawal, such withdrawing Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within 45 days after it receives the offer.

       12.6 RIGHT TO DATA AFTER TERMINATION. After termination of this Agreement pursuant to Section 12.1, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a Participant shall not be entitled to any such copies pertaining solely to an Area withdrawn from after withdrawal.

       12.7 CONTINUING  AUTHORITY.    On termination  of  this  Agreement  under
  Section 12.1 with respect to all Properties or the withdrawal of a Participant pursuant to Section 12.2 with respect to all Properties, the Manager shall have the power and authority, subject to control of the Management Committee, if any, to do all things on behalf of the Participants which are reasonably necessary or convenient to: (a) wind up Operations and
  (b) complete any transaction
  and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.


                                   ARTICLE XIII

                                 AREA OF INTEREST

       13.1 GENERAL. Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement. Sections 13.2, 13.3 and 13.4 of this Article XIII shall only apply to acquisitions from third parties of any interest within the Area of Interest.

       13.2 NOTICE TO NONACQUIRING PARTICIPANT. Within 30 days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the acquiring Participant shall notify the other Participant of such acquisition. The acquiring Participant's notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, committed work expenditures and reclamation obligations, and the reasons why the acquiring Participant believes that the acquisition of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the acquiring Participant shall provide the non-acquiring Participants with copies of all instruments documenting the acquisition, and shall keep any and all other information concerning the acquired interest available for inspection by the other Participant.

       13.3 OPTION EXERCISED. If, within 30 days after receiving the acquiring Participant's notice, the other Participant notifies the acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest in the Exploration or Production Area of which the acquired interest would be a part, the acquiring Participant shall convey to the other Participant, by appropriate conveyance, such a proportionate undivided interest therein. The acquired interest shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Participant's election to accept the proportionate interest therein. Such other Participant shall promptly pay to the acquiring Participant its proportionate share of the latter's actual out-of-pocket acquisition costs.

       13.4 OPTION NOT EXERCISED. If the other Participant does not give such notice within the 30 day period set forth in Section 13.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Properties or be subject to this Agreement.

       13.5 LANDS OWNED OR CONTROLLED BY HECLA WITHIN THE AREA OF INTEREST.

            (a)  Certain lands that are currently  owned and controlled by Hecla within the Area of Interest are excluded from Hecla's Properties for the purposes of this Agreement. The excluded lands are identified on Exhibit A. Santa Fe may, at its sole election and without further exchange of consideration, subject the excluded lands, or any part or parts thereof, to this Agreement by providing written notice(s) of its election to Hecla. Such notice(s) shall specify the excluded lands, or parts thereof, for which the election is made. Effective upon receipt of Santa Fe's notice, the properties specified in such notice shall become a part of the Properties, and Hecla shall, without further exchange of consideration, execute, acknowledge and deliver a good and sufficient deed or assignment of an undivided interest in the formerly excluded lands equal to Santa Fe's Participating Interest in all Assets at the time the election is made.

            (b) Santa Fe's election(s) to subject excluded lands to this Agreement under this Section 13.5 may be made at any time commencing with the Effective Date and continuing through the earlier of 21 years from the Effective Date or one year after Hecla hereafter notifies Santa Fe in writing that all of the excluded lands (which remain excluded as of the time of the notice) have become unencumbered by permitting or bonding requirements or environmental or reclamation obligations owing to any local, state or federal agency and are no longer the subject of any existing or threatened governmental investigation or enforcement proceeding or public or private litigation. Upon the expiration of such election period, Hecla may dispose of any portion of the excluded lands for which an election has not been made.


            (c) Santa Fe's election rights identified in this Section 13.5 are not limited to a single election, but may be exercised from time to time on various portions of the excluded lands.

            (d) Notwithstanding any other provision of this Agreement, all fixtures and facilities located on the surface of either Hecla's Properties or the excluded lands are and shall remain the sole and separate property of Hecla, and no election by Santa Fe respecting Hecla's Properties or the excluded lands shall create any current or future property right in Santa Fe to such fixtures and facilities; provided, however, Santa Fe may include in any election under this Section such mineral-bearing materials located at or in Hecla's surface facilities as Santa Fe may specify in making the election. Santa Fe agrees to cooperate with Hecla to ensure Hecla has full access to such fixtures and facilities for any purposes including, but not limited to, the dismantling, salvaging, closure, restoration, remediation, monitoring, maintenance or sale of all or part of such fixtures and facilities.


                                    ARTICLE XIV

                      ABANDONMENT AND SURRENDER OF PROPERTIES

       14.1 SURRENDER OR ABANDONMENT OF PROPERTY. The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall transfer to the objecting Participant, by appropriate conveyance and without cost to the surrendering Participant, all of the surrendering Participant's interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties. If Properties to be abandoned or surrendered are included in a mining lease or sublease, abandonment shall be conducted in accordance with and only to the extent permitted by any appurtenant mining lease or sublease. Any Transfer under this Section 14.1 shall not relieve the transferring Participant of its share of liabilities to third persons arising out of Operations conducted prior to such Transfer. Any assignment of an interest pursuant to this Section 14.1 shall not reduce or change the transferor's Participating Interest.

       14.2 REACQUISITION. If any Properties are abandoned or surrendered under the provisions of this Article XIV, then, unless this Agreement is earlier terminated, neither Participant nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire such Properties for a period of 2 years following the date of such abandonment or surrender. If a Participant reacquires any Properties in violation of this Section 14.2, the other Participant may elect by notice to the reacquiring Participant within 45 days after it has actual notice of  such reacquisition,  to have  such properties  made subject to  the terms of this Agreement. In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participants' respective Participating Interests.


                                    ARTICLE XV

                               TRANSFER OF INTEREST

       15.1 GENERAL. Subject to the terms of any appurtenant leases or subleases, a Participant shall have the right to Transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest in an Exploration or Production Area or the Assets solely as provided in this Article XV.

       15.2 LIMITATIONS ON  FREE  TRANSFERABILITY.    The Transfer  right  of  a
  Participant in Section 15.1 shall be subject to the following terms and conditions:

            (a) No transferee of all or any part of the interest of a Participant in this Agreement, any Participating Interest in an Exploration or Production Area or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and except as provided in Sections 15.2(g) and 15.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant;

            (b) No Transfer permitted by this Article XV shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer;

            (c) The transferring Participant and the transferee shall bear all tax consequences of the Transfer;

            (d) In the event of a Transfer of less than all of a Participating Interest in an Area, the transferring Participant and its transferee shall act and be treated as one Participant with respect to such Area;

            (e) No Participant shall Transfer any interest in this Agreement or the Assets except by Transfer of part or all of its Participating Interest in the Exploration or a Production Area, or both;

            (f) If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, any Participating Interest in an Area or the Assets to secure a loan or other indebtedness of a Participant in a bona fide transaction, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other Participant hereunder. Upon any foreclosure or other enforcement of rights in the security interest the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement;

            (g) If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article XI creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement;

            (h) Only United States currency shall be used for Transfers for consideration; and

            (i) Regardless of the number of Transfers, the total Net Smelter Returns interest available to be divided among all non-Participants pursuant to Section 6.4(b)(ii) or 6.5 hereof shall not exceed the Net Smelter Returns interest percentage determined under Section 6.4(b)(ii) or 6.5 at the time of its creation.

       15.3 PREEMPTIVE RIGHT. Except as otherwise provided in Section 15.4, if a Participant desires to Transfer all or any part of its interest in this Agreement, any Participating Interest in an Area or Areas, the other Participant shall have a preemptive right to acquire such interests as provided in this Section 15.3.

            (a) A Participant desiring to Transfer all or any part of its interest in this Agreement or its Participating Interest in an Area or Areas or the Assets shall first offer such interest to the other Participant. The offer shall state the price and all other pertinent terms and conditions of the desired Transfer. The other Participant shall have 60 days from the date such offer is delivered to notify the transferring Participant whether it elects to acquire the offered interest at the price and on the terms and conditions set forth in the offer. If it does so elect, the Transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.

            (b) If the other Participant fails to so elect within the period provided for in Section 15.3(a), the transferring Participant shall have 120 days following the expiration of such period to market and ultimately consummate a Transfer at a price and on terms no less favorable than those offered by the transferring Participant to the other Participant in the notice required in Section 15.3(a).

            (c) If the transferring Participant fails to consummate a Transfer within the period set forth in Section 15.3(b), the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent efforts to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 15.3.

       15.4 EXCEPTIONS TO PREEMPTIVE RIGHT. Section 15.3 shall not apply to the following:

            (a)  Transfer  by  a  Participant  of   all  or  any  part   of  its
  Participating Interest to an Affiliate of Hecla or Santa Fe, provided that if the transferee ceases to be an Affiliate of Hecla or Santa Fe, it shall be required to offer to sell such Participating Interest to the other Participant in accordance with Section 15.3 at a price equal to the fair market value of such Participating Interest as determined by an independent appraiser agreed to by the Participants;

            (b) Incorporation of a Participant, or corporate merger, consolidation, amalgamation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

            (c) The grant by a Participant of a security interest in any interest in this Agreement, any Participating Interest, or the Assets by mortgage, deed of trust, pledge, lien or other encumbrance;

            (d) A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to Article XI; or

            (e) Transfer of all or any portion of the capital stock of a Participant, provided that the Participating Interest or Interests of such Participant do not constitute more than 80% of the total assets owned by such Participant.


                                    ARTICLE XVI

                                  CONFIDENTIALITY

       16.1 GENERAL. The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Participants and, except as provided in Section 16.2, shall not be disclosed to any third party or the public without the prior written consent of the other Participant, which consent shall not be unreasonably withheld.

       16.2 EXCEPTIONS.   The consent required  by Section 16.1  shall not apply
  to a disclosure:

            (a) To an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

            (b)  To  any  third   party  to  whom  the   disclosing  Participant
  contemplates a Transfer of all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets; or

            (c) To a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

       In any case to which this Section 16.2 is applicable, the disclosing Participant shall give notice to the other Participant concurrently with the making of such disclosure. As to any disclosure pursuant to Section 16.2(a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Article XVI.

       16.3 PRESS RELEASES.   Santa Fe  and Hecla shall consult  with each other
  before issuing any press release or public statement on the results of exploration activities on the Mining Properties. Neither Hecla or Santa Fe or Affiliates shall issue any press release or public statement mentioning the Properties without the other Participant's prior written approval and consent (which approval and consent shall not be unreasonably withheld) except as required on advice of counsel, by any law or by the rules of any exchange on which the securities of such party are listed.

       16.4 DURATION OF CONFIDENTIALITY. The provisions of this Article XVI shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Section 12.1, and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who Transfers its Participating Interest, for two years following the date of such occurrence.


                                   ARTICLE XVII

                                GENERAL PROVISIONS

       17.1 NOTICES.    All  notices,  waivers,   payments  and  other  required
  communications ("Notices") to the Participants shall be in writing, and shall be addressed respectively as follows:

            To:  Santa Fe       Santa Fe Pacific Gold Corporation
                                6200 Uptown Blvd. NE, Ste. 400
                                P.O. Box 27019
                                Albuquerque, New Mexico  87125
                                Attn: Land Department

                                          and

                                Santa Fe Pacific Gold Corporation
                                6200 Uptown Blvd. NE, Ste. 400
                                P. O. Box 27019
                                Albuquerque, New Mexico  87125
                                Attn:  Engineering and Development

            To:  Hecla               Hecla Mining Company
                                6500 Mineral Drive
                                Coeur d'Alene, Idaho 83814-8788
                                Attn:  General Counsel

  All Notices shall be given (i) by personal delivery to the Participant if delivered during normal business hours, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic communication, and
  (iii) if solely by mail on the next business day after actual receipt. A Participant may change its address by Notice to the other Participant.

       17.2 WAIVER. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

       17.3 MODIFICATION.   No  modification of  this Agreement  shall be  valid
  unless made in writing and duly executed by the Participants.

       17.4 FORCE MAJEURE. Except for any obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization, including access and occupancy rights from surface owners, curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible.

       Commercial frustration, commercial impracticability or the occurrence of unforeseen events rendering performance hereunder uneconomical shall not constitute an excuse of performance of any obligation imposed hereunder.

       17.5 GOVERNING LAW.   This Agreement shall be governed by and interpreted
  in accordance with the laws of the State of Washington, except for its rules pertaining to conflicts of laws.

       17.6 RULE AGAINST PERPETUITIES. Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the effective date of this Agreement.

       17.7 FURTHER ASSURANCES. Each of the Participants agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

       17.8 SURVIVAL OF TERMS AND CONDITIONS. All provisions of this Agreement shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Participant in whose favor they run.

       17.9 ENTIRE  AGREEMENT; SUCCESSORS  AND  ASSIGNS.   Except  as  otherwise
  provided in the Earn-in Agreement, this Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

       17.10 MEMORANDUM. At the request of either Participant, a Memorandum or short form of this Agreement, as appropriate, which shall not disclose financial information contained herein, shall be prepared and recorded by Manager. This Agreement shall not be recorded.

       17.11 SEVERABILITY. In the event that a court of competent jurisdiction determines that any term, part or provision of this Agreement is unenforceable, illegal, or in conflict with any federal, state, or local laws, the Participants intend that the court reform that term, part or provision within the limits permissible under law in a way as to approximate most closely the intent of the Participants to this Agreement; provided that, if the court cannot make a reformation, then that term, part or provision shall be considered severed from this Agreement.

  The remaining portions of this Agreement shall not be affected and it shall be construed and enforced as if it did not contain that term, part or provision.

       17.12 PARAGRAPH HEADINGS. The paragraph and other headings of this Agreement are inserted only for convenience and in no way define, limit or describe the scope or intent of this Agreement or effect its terms and provisions.

       17.13 MONETARY AMOUNTS. All references to monetary amounts in this Agreement refer to United States dollars.

       17.14     ATTORNEYS' FEES.   The prevailing party  in any dispute arising
  under this Agreement shall be entitled to an aware of its reasonable attorneys' fees and costs.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
  ATTEST:                       SANTA FE PACIFIC GOLD CORPORATION


  /s/ B. E. Martin              By  /s/ D. K. Hogan
  ---------------------------   ----------------------------------
  Secretary                          Vice President



                                HECLA MINING COMPANY
  ATTEST:


  /s/ Michael B. White               By  /s/ Arthur Brown
  ---------------------------   ----------------------------------
  Secretary                     Title  Chairman
                                ----------------------------------

  STATE OF   New Mexico         )
           ---------------------
                                ) ss.
  COUNTY OF  Bernalillo         )
           ---------------------


       The foregoing instrument was acknowledged before me this ___ day of September, 1996 by D. K. Hogan the Vice President of Santa Fe Pacific Gold Corporation, a Delaware corporation, on behalf of said corporation.


                                      /s/ Bonnie L. Simmons
                                     ------------------------------
                                     Notary Public
  My commission expires:

   September 28, 2000
  -----------------------------



  STATE OF       IDAHO     )
                           ) ss.
  COUNTY OF Kootenai       )

       The foregoing instrument was acknowledged before me this 6th day of September, 1996, by Arthur Brown the Chairman of Hecla Mining Company, a Delaware corporation, on behalf of said corporation.

                                      /s/ Narda L. Anthony
                                     ------------------------------
                                     Notary Public
  My commission expires:

       8-5-2000
  -----------------------------